EXHIBIT 21.1

List of Subsidiaries of Eye Care Centers of America, Inc.

Subsidiary	Jurisdiction of Formation
ECCA Enterprises, Inc.	DE
Eye Care Holdings, Inc.	DE
Enclave Advancement Group, Inc.	TX
ECCA Managed Vision Care, Inc.	TX
Visionworks Holdings, Inc.	FL
ECCA Management Investments, Inc.	DE
ECCA Management, Inc.	DE
EyeMasters of Texas Investments, Inc.	DE
EyeMasters of Texas Management, Inc.	DE
Stein Optical, Inc.	DE
Vision World, Inc.	DE
Eye DRx Retail Management, Inc.	DE
Metropolitan Vision Services, Inc.	VA
Hour Eyes, Inc.	MD
Visionworks, Inc.	FL
ECCA Management Services, Ltd.	TX
EyeMasters of Texas, Ltd.	TX
Visionary Retail Management, Inc.	DE
Visionary Properties, Inc.	DE
EyeMasters, Inc.	DE
ECCA Distribution Investments, Inc.	DE
ECCA Distribution Management, Inc.	DE
Visionary Lab Investments, Inc.	DE
Visionary Lab Management, Inc.	DE
ECCA Distribution Services, Ltd.	TX
Visionary Lab Services, Ltd.	TX